UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G Reiterates Significant Transformation is Delivering Shareholder Value

Comments on Glass Lewis Report

P&G Urges Shareholders to Vote “FOR” ALL of P&G’s Directors on the BLUE Proxy Card

CINCINNATI— September 22, 2017 —The Procter & Gamble Company (NYSE:PG) today issued the following statement in response to the report issued by Glass Lewis & Co. (“Glass Lewis”) regarding the election of directors to the P&G Board at the Company’s Annual Meeting of Shareholders to be held on October 10, 2017:

P&G’s Board and management team are implementing a strategy that is working and has strong momentum.

•	P&G met or exceeded all of its going-in fiscal 2017 objectives: balanced top- and bottom-line growth, cash productivity and cash delivered to shareholders.

•	Since the CEO transition nearly two years ago, P&G has delivered total shareholder return (“TSR”) of 28%, outperforming peers that delivered a TSR of 11%.[i]

P&G today is a profoundly different, much stronger and more profitable Company than it was just a few years ago.

•	P&G has a much stronger portfolio, positioned to win with 65 brands and 10 core categories where products solve problems and performance drives purchase.

•	P&G is consistently the innovation leader in these categories with innovation that drives brand leadership.

•	P&G brands are consistently ranked #1 in market share because they are the best at delivering noticeable superiority in their categories.

•	P&G’s productivity program is substantive and impactful, over-delivering on its first $10 billion savings goal and well positioned to deliver up to $10 billion more in savings.

•	P&G has overcome unprecedented negative foreign exchange impacts, while driving margin improvement and achieving industry-leading margins.

•	P&G is simplifying its organization design to create a more focused, agile and accountable Company through one organizing principle - the business is run by category.

Glass Lewis fails to recognize that P&G has delivered consistently strong operating results over the last five years, excluding the effects of currency, while executing its transformation of the Company:

•	P&G has delivered constant currency core earnings per share (EPS) growth of 11% on average.

•	P&G core EPS, excluding the effects of currency, has increased in EVERY year at a rate of 7% to 14% per year.

•	P&G core gross margin has improved by 450 basis points and core operating margin has increased by 610 basis points, excluding the effects of currency.

•	P&G constant currency core operating margin has increased in EVERY year at a rate of 50 basis points to 240 basis points per year.

While P&G’s Board and management cannot control the macro environment and currency trends, the Company has consistently delivered strong operating results throughout a significant and profound transformation of the business, which has only accelerated since P&G appointed David Taylor as CEO on November 1, 2015.

We are disappointed that Glass Lewis failed to recognize the significant transformation that the P&G Board and management team are implementing for the benefit of all shareholders. We have the right plan, the right structure and the right team in place to continue to deliver results and shareholder value for the short-, mid- and long-term. We believe that now is not the time to risk derailing that progress.

The P&G Board has done its homework and concluded that Nelson Peltz is NOT the right director for P&G. Mr. Peltz lacks specific qualities P&G is looking for in Board members. The P&G Board and management team have talked to numerous directors, CEOs and senior executives who have worked with Mr. Peltz, and positive recommendations were not forthcoming. People would only speak candidly about their experiences with Mr. Peltz if those discussions were kept confidential, for fear of retribution.

We believe that putting the wrong person like Mr. Peltz on the P&G Board represents a risk of derailment. The consequences of derailment can be quite damaging. The weighted average shareholder return of companies on which Mr. Peltz serves as a board member is 4%.ii One company has NEGATIVE 10% returns. That company has had negative volume growth every year since Mr. Peltz joined the board, and current year-to-date organic sales growth is NEGATIVE 1.0%, versus POSITIVE 3.9% the year before Mr. Peltz joined.

The P&G Board and management team strongly recommend shareholders vote “FOR” ALL of P&G’s highly qualified Directors on the BLUE Proxy Card.

Shareholders are urged NOT to vote using any white proxy card or voting instruction forms you might receive from Nelson Peltz or Trian. Please disregard and discard the white proxy card.

Shareholders can vote by Internet, telephone or by signing and dating the BLUE Proxy Card and mailing it in the postage paid envelope provided. If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, D.F. King & Co., Inc. at (877) 361-7966 or MacKenzie Partners, Inc. at (800) 322-2885.

P&G notes that additional information regarding the proxy contest, as well as the Company’s strategy and recent results, is available at VoteBlue.PG.com.

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations, and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodity and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Non-GAAP Reconciliation

This press release contains certain non-GAAP measurements that management believes are meaningful to investors because they provide useful perspective on underlying business trends (i.e. trends excluding non-recurring or unusual items) and results, provide a supplemental measure of year-on-year results, and provide a view of our business results through the eyes of management. These measures are also a factor in determining senior management’s at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure and may not be the same as similar measures used by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K, which are available on www.PGInvestor.com under Financial Reporting. Reconciliations of non-GAAP measures to GAAP are provided below.

The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:

•	Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. Beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, the company announced elements of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.

•	Early debt extinguishment charges: During the three months ended December 31, 2016, the Company recorded a charge of $345 million after tax due to the early extinguishment of certain long-term debt. This charge represents the difference between the reacquisition price and the par value of the debt extinguished.

•	Venezuela deconsolidation charge: For accounting purposes, evolving conditions resulted in a lack of control over our Venezuelan subsidiaries. Therefore, in accordance with the applicable accounting standards for consolidation, effective June 30, 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investment in those subsidiaries using the cost method of accounting. The charge was incurred to write off our net assets related to Venezuela.

•	Charges for certain European legal matters: Several countries in Europe issued separate complaints alleging that the Company, along with several other companies, engaged in violations of competition laws in prior periods. The Company established Legal Reserves related to these charges.

•	Venezuela B/S remeasurement & devaluation impacts: Venezuela is a highly inflationary economy under U.S. GAAP. Prior to deconsolidation, the government enacted episodic changes to currency exchange mechanisms and rates, which resulted in currency remeasurement charges for non-dollar denominated monetary assets and liabilities held by our Venezuelan subsidiaries.

•	Non-cash impairment charges: During fiscal years 2013 and 2012 the Company incurred impairment charges related to the carrying value of goodwill and indefinite lived intangible assets in our Appliances and Salon Professional businesses.

•	Gain on Iberian JV buyout: During fiscal year 2013 we incurred a holding gain on the purchase of the balance of our Iberian joint venture from our joint venture partner.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company’s diluted net earnings per share from continuing operations adjusted as indicated. Currency-neutral Core EPS is a measure of the Company’s Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as a useful supplemental measure of Company performance over time.

Core operating profit margin and currency-neutral Core operating profit margin: Core operating profit margin is a measure of the Company’s operating margin adjusted for items as indicated. Currency-neutral Core operating profit margin is a measure of the Company’s Core operating profit margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.

Core gross margin and currency-neutral Core gross margin: Core gross margin is a measure of the Company’s gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company’s Core gross margin excluding the incremental current year impact of foreign exchange.

Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.

1. Core EPS and currency-neutral Core EPS:

	FY 12	FY 13	FY 14	FY 15	FY 16	FY 17
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$2.97	$3.50	$3.63	$2.84	$3.49	$3.69
Incremental Restructuring	0.15	0.14	0.11	0.17	0.18	0.10
Early Debt Extinguishment Charges	—	—	—	—	—	0.13
Venezuela B/S Remeasurement & Devaluation Impacts	—	0.08	0.09	0.04	—	—
Charges for Certain European Legal Matters	0.03	0.05	0.02	0.01	—	—
Venezuela Deconsolidation Charge	—	—	—	0.71	—	—
Non-Cash Impairment Charges	0.31	0.10	—	—	—	—
Gain on Iberian JV Buyout	—	(0.21)	—	—	—	—
Rounding	(0.01)	(0.01)	—	(0.01)	—	—

Core EPS	$3.45	$3.65	$3.85	$3.76	$3.67	$3.92
Percentage change vs. prior year Core EPS	—	6%	5%	(2)%	(2)%	7%
Currency Impact to Earnings	—	0.15	0.32	0.52	0.35	0.15

Currency-Neutral Core EPS	—	$3.80	$4.17	$4.28	$4.02	$4.07
Percentage change vs. prior year Core EPS	—	10%	14%	11%	7%	11%

Currency-Neutral Core EPS 5-year average growth						11%

Note – All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

2. Core operating profit margin:

	FY 12	FY 13	FY 14	FY 15	FY 16	FY 17
Operating Profit Margin	17.1%	17.7%	18.7%	15.6%	20.6%	21.5%
Incremental Restructuring	0.7%	0.7%	0.5%	0.9%	0.9%	0.6%
Charges for Certain European Legal Matters	0.1%	0.2%	0.1%	—	—	—
Venezuela B/S Remeasurement & Devaluation Impacts	—	0.5%	0.4%	0.2%	—	—
Venezuela Deconsolidation Charge	—	—	—	2.9%	—	—
Non-Cash Impairment	1.2%	0.4%	—	—	—	—
Rounding	0.1%	(0.1)%	—	—	—	—

Core Operating Profit Margin	19.2%	19.4%	19.7%	19.6%	21.5%	22.1%	Change vs FY13
Basis point change vs. prior year Core margin		20	30	(10)	190	60	270
Currency Impact to Margin		0.3%	1.2%	1.4%	0.5%	0.3%

Currency-Neutral Core Operating Profit Margin		19.7%	20.9%	21.0%	22.0%	22.4%
Basis point change vs. prior year Core margin		50	150	130	240	90	610

3. Core gross margin:

	FY 12	FY 13	FY 14	FY 15	FY 16	FY 17
Gross Margin	48.2%	48.5%	47.5%	47.6%	49.6%	50.0%
Incremental Restructuring	0.2%	0.3%	0.4%	0.7%	1.0%	0.8%
Rounding	—	—	—	0.1%	—	—

Core Gross Margin	48.4%	48.8%	47.9%	48.4%	50.6%	50.8%	Change vs FY13
Basis point change vs. prior year Core margin		40	(90)	50	220	20	200
Currency Impact to Margin		0.1%	1%	0.4%	0.7%	0.4%

Currency-Neutral Core Gross Margin		48.9%	48.9%	48.8%	51.3%	51.2%
Basis point change vs. prior year Core margin		50	10	90	290	60	450

Contacts

P&G Media Relations:

Damon Jones, 513-983-0190

jones.dd@pg.com

or

P&G Investor Relations:

John Chevalier, 513-983-9974

[i]	TSR calculations since November 1, 2015. Market data as of September 21, 2017. The peers selected by Trian in its September 6, 2017 White Paper are as follows: Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. The TSR for “P&G Peers” is a simple average, which follows the same methodology utilized by Trian in its measurement of the same peer constituency in its presentation filed with the SEC on September 6, 2017.
ii	TSR calculations since November 1, 2015. Market data as of September 21, 2017. The TSR for “Peltz Serving on Board” is a weighted average based on the market capitalization of Madison Square Garden, Mondelez, Sysco and Wendy’s.